UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Gulfport Energy Corporation

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June 7, 2013

Re:	Additional Information Regarding the 2013 Annual Meeting of Stockholders of Gulfport Energy Corporation (the “Company”) to be Held June 13, 2013

Dear Stockholder:

We are writing to ask for your support at the Annual Meeting by casting your votes in favor of Proposal No. 2 to amend the Company’s restated certificate of incorporation to increase the total number of authorized shares of common stock from 100 million to 250 million (“Proposal No. 2”) and Proposal No. 4, the non-binding advisory vote to approve the compensation paid to our Named Executive Officers (known as “say-on-pay”) (“Proposal No. 4”).

The proxy advisory firm Institutional Shareholder Services (“ISS”) recently published a report in which it recommends that stockholders vote against Proposal No. 2 and Proposal No. 4. We respectfully disagree with the ISS recommendation. The Board of Directors of the Company (the “Board”) recommends that you vote “FOR” Proposal No. 2 and Proposal No. 4 and firmly believes that the Proposals are in the best interests of the Company and its stockholders.

PROPOSAL NO. 2 – AMENDMENT TO THE COMPANY’S CHARTER

During the past several years, the Company has pursued numerous acquisitions of additional acreage and instituted expanded development plans that it has funded primarily with proceeds from offerings of its securities. In the six months prior to the date of its proxy statement, the Company issued over 21.5 million shares raising approximately $820 million in gross proceeds.

The Company’s acquisition and development program has been instrumental in driving strong total stockholder returns. For the past one-year and three-year periods, the Company’s total stockholder returns have been 29.8% and 49.5%, respectively, compared to -5.6% and 6.6%, respectively, for its industry group as a whole.

After the Company’s annual stockholders meeting in June 2013, the Company expects to have 83.1 million shares outstanding or reserved, leaving only approximately 16.9 million for future issuances if Proposal No. 2 is not approved.

Accordingly, this increase in authorized common stock represented by Proposal No. 2 is necessary to ensure the Company will be able to continue to fund strategic acquisitions if and when they become available and, if required, fund the aggressive development of its existing and future properties. If Proposal No. 2 is defeated, the Company’s ability to fund future acquisitions and development activities could be adversely affected.

In its report, ISS states that it evaluates requests for additional authorized capital against an allowable increase determined by the Company’s total stockholder return performance, past issuances of shares and the presence of any specific needs. Under these guidelines, the maximum allowable increase that ISS would support is an increase of 100 million shares rather than the 150 million that the Company is requesting. Despite the Company’s peer group-leading total stockholder return performance for both the past one and three year periods, its historical success in issuing common stock to fund selected capital expenditures and for acquisitions and its clear need for additional authorized shares of common stock, ISS appears to have mechanically applied its internal formula to recommend against Proposal No. 2. The Company believes that this is unwarranted by the facts, that the size of the Company’s requested increase is reasonable and that the failure to approve the proposed charter amendment would be detrimental to the Company.

PROPOSAL NO. 4 – SAY-ON-PAY

ISS has raised concerns regarding the appropriateness of the peer group the Company used to evaluate its executive compensation program. ISS notes that the Company included multiple companies that are greater in size in its peer group, which ISS concludes may have a ratcheting effect on executive compensation without a strong link to company performance. The Company believes that the peer group it selected is appropriate, and disagrees with ISS’ conclusions regarding its peer group, for the following reasons:

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The ISS Selected Peer Group is Composed Exclusively of Companies with Substantially Smaller Market Capitalizations. In its published materials, ISS states that it measures a company’s CEO pay and total stockholder return performance relative to a comparison group of 14 to 24 companies selected by ISS on the basis of size, industry and market capitalization. Despite this stated practice, ISS appears to have given little regard to market capitalization in selecting a peer group for the Company. As of June 3, 2013, Gulfport’s market capitalization was approximately $3.8 billion, which is significantly larger than any of the companies that ISS placed in the Company’s peer group. Of the 24 peer group companies selected by ISS, not a single one had a market capitalization in excess of $2.5 billion, while 15 companies had a market capitalization of less than $1.0 billion and seven companies had a market capitalization of between $1.0 billion and $2.0 billion. The mean market capitalization of the “peer” group selected by ISS was only $975 million. As a result, our market capitalization was approximately four times the mean market capitalization of the ISS selected “peer” group and 50% higher than the market capitalization of the largest ISS selected “peer.”

ISS’ failure to include even a single company of comparable size to Gulfport in its “peer” group is not only inconsistent with its stated practice, but it also disproportionately prejudices the Company. We believe that market capitalization is a more relevant metric than revenue in assembling a group of peers because (i) a significant portion of Gulfport’s valuation is based on assets, including those in the Utica Shale and the Canadian oil sands, that are young in their life cycles and not yet producing significant revenues and (ii) as reported in our proxy statement and elsewhere, we contributed our Permian Basin assets to Diamondback Energy, Inc. (“Diamondback”) in October 2012 in exchange for an equity interest in Diamondback and cash. As we now account for our investment in Diamondback as an equity method investment, the revenue generated by these Permian Basin assets is no longer included in our total revenue.

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The Gulfport-Selected Peer Group Contains an Appropriate Mix of Smaller and Larger Companies. In sharp contrast to ISS, the peer group we selected is made up of companies that are both smaller and larger than Gulfport. Of the 21 companies in the peer group we selected, we ranked seventh in terms of market capitalization as of June 3, 2013. The mean market capitalization of our peer group was $4.4 billion, which is comparable to our market capitalization of $3.8 billion. Because we compete for executive-level talent against the companies in the peer group we selected, both smaller and larger, it is appropriate to assess our compensation program in that context. Further, the market capitalization of each of the companies included in our peer group falls within the market capitalization range specified by ISS for a company of our size.

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The ISS Peer Group is Composed Exclusively of Non-Oklahoma-Based Companies. We are headquartered in Oklahoma City, Oklahoma. It has been our experience that we compete for executive talent primarily with other Oklahoma-based oil and natural gas exploration companies. Of the 24 companies selected by ISS for Gulfport’s peer group, not a single one is headquartered in

Oklahoma. By comparison, five of the 21 companies in the peer group we selected are headquartered in Oklahoma (and four of the five are in Oklahoma City). In terms of market capitalization, three of these five companies are larger than Gulfport, while the remaining two are smaller. Because our competition for executive-level talent comes primarily from other companies headquartered in Oklahoma, we believe that it is important to include these companies in our peer group. We believe, therefore, that the ISS peer group model has overlooked a significant factor in comparing our executive compensation program to those of our peers.

For the reasons set forth above, we believe that the peer group selected by ISS does not provide an adequate basis for comparing our executive compensation program to the compensation programs of our competitors. We believe that our peer group selection process yielded a group that better represents similarly-situated companies in our market. Because we believe that ISS did not generate a representative peer group, we contest ISS’s finding that our chief executive officer’s total compensation was above the median of our peers. Rather, we stand by our prior conclusion that the total compensation of each of our named executive officers was below both the median and the mean amounts of total compensation received by similarly-situated executives at our peer group companies.

Regardless of the peer group selected, Gulfport’s total stockholder return performance on both a one-year and three-year basis of 29.8% and 49.5%, respectively, substantially outperforms the Company’s industry group total stockholder returns of -5.6% and 6.6% and the Company selected peer group total stockholder returns of -20.9% and 3.5% for the same one-year and three-year periods. Further, even using the non-representative “peer” group selected by ISS, the Company received a “low concern” rating in its “Pay for Performance Quantitative Screen.”

CONCLUSION

For all the foregoing reasons, the Company believes that Proposal No. 2 and Proposal No. 4 are in the best interests of the Company and its stockholders and requests that stockholders support the Company and vote “FOR” Proposal No. 2 and Proposal No. 4 at the upcoming Annual Meeting.

Please vote your proxy today. If you need any assistance in voting, please call our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 or toll-free at (800) 322-2885.

This information is being provided to certain stockholders in addition to Gulfport’s proxy statement dated April 30, 2013, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Gulfport has retained MacKenzie Partners, Inc. to provide proxy solicitation services to Gulfport in connection with its Annual Meeting for which Gulfport will pay a fee of approximately $25,000. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.